LETTER OF AGREEMENT

                                     BETWEEN

                        TENGTU INTERNATIONAL CORPORATION
                                    "TENGTU"

                                       AND

                      THE CENTRE FOR EDUCATION AND TRAINING
                                      "CET"

The purpose of this agreement is to:
1. establish a new Joint Venture entity comprised of two partners, Tengtu International and the Centre for Education and Training for the purposes of becoming the primary producer, agent and distributor (clearing house) for educational and training programs and systems for China and other world markets.

2. set out the terms of the Joint Venture Arrangement between the two parties to develop educational materials, software and related services to fulfill the mandate of Tengtu through its joint venture and subsidiaries in Hong Kong and the People's Republic of China.

THE PARTIES AGREE TO THE FOLLOWING:

1.       Tengtu will be responsible for:
         a) Managing and administration of the joint venture and subsidiaries in Hong Kong and the People's Republic of China, Asia, Singapore, Taiwan and any "flow-back markets" in geographic areas to which Chinese have emigrated.

         b) Marketing and distribution throughout Hong Kong and the People's Republic of China.

         c) Managing and developing the relationships between the Joint Venture and the educational markets, ministries, agencies and authorities in China, and

         d) The nationalization, adaptation and publication of programs and materials for the Chinese markets through Tengtu's operations in China.

2.       CET will be responsible for:
         a)       Providing ESL testing standards and certification, including:

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                  --    Canadian Language Benchmark Assessment - CLBA: currently
                        assesses individuals' English language proficiency from
                        Level 1 (beginner) to Level 8 (University Entrance) in
                        the areas of Listening/Speaking, Reading, and Writing.
                        This assessment could be available online or onsite
                        through the use of trained assessors.
                  --    CLBA Assessor Training
                  --    Online language training (both generic or for special
                        purposes as in the case of professionals)
                  --    University preparation for students, online and/or
                        onsite
                  --    English for Special Purposes for professionals and
                        government officials, online and/or onsite

         b) Providing online high school certification. This would involve evaluating standards and establishing equivalencies.

         c) Providing educational content for online use to encompass high school (9-12), K- 8, workplace needs and professional training, by developing and/or acquiring course materials including:
                  i)       existing CET materials,
                  ii)      acquisition from third party sources,
                  iii)     creation of new materials.

         d) Coordinating, sourcing, evaluating, negotiating the acquisition of educational and training course materials from school boards, community colleges, universities, other private and commercial sources, or any source deemed appropriate. This will include managing and administering all copyright, acquisition and royalty arrangements.

         e) Customizing and ensuring the quality and consistency control for all course materials regardless of source to ensure they meet standards and are suitable for translation into an e-learning environment.

         f) Developing and maintaining a web-enabled, distribution system, as the primary vehicle for effective communication, online learning and the provision of other products and services, including:
                  i) instructional design for internet based learning and communication utilizing sound pedagogical practices and procedures to convert content into an e-learning framework,
                  ii) maintaining and servicing the "e-related content delivery functions" of this initiative,


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                  iii)  selecting and developing suitable delivery platforms, tailored to varying needs as they emerge.

         g) Developing and providing entry level, online training materials on the use of computers and the Internet for novice users.

         h) Managing and administration of the Tengtu/CET joint venture and related suppliers and agencies.

PROJECT SCHEDULES
3. a) A separate Schedule will be prepared and signed by both parties for each specific project to be undertaken under the terms and conditions of this Agreement. Each Project Schedule(s) will specifically and directly relate to an individual project and shall include the scope and details of the work to be undertaken, and set out the agreed costs of the project.

         b) There can be multiple individual Project Schedule(s) to this Agreement and shall form an integral and inseparable part of this Agreement. Project Schedules can be amended, from time-to-time as mutually agreed between the parties, without affecting the body of this Agreement.

DEFINITIONS
4.       a)       Tengtu joint venture and subsidiaries in Hong Kong and the people's Republic of China - as summarized in the internet, website description.

         b) 50/50 Joint Venture - will include sharing all aspects of the arrangements including without restriction, copyrights, revenues, costs

         c)       Revenues - will include all fees, commissions, licensing, etc.

         d)       More to be added as required

REVENUE SHARING
5. Unless specifically defined for specific projects, all net revenues will be shared on a 50%/50% basis.

TERM
6. This Agreement shall be for a three year term and shall be renewed automatically for successive one year periods unless terminated as provided under the following section or upon one year advance notice provided in writing to the other party.


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TERMINATION OF AGREEMENT
7. Either party will have the right to terminate this Agreement in the following circumstances:
         a) TERMINATION FOR BREACH. In the event of any breach of any material term or provision of this Agreement by either party hereto, the non-breaching party may send a written notice explaining the nature of the breach to the breaching party and delivered in accordance with the terms of this Agreement. If any breach is not cured within thirty (30) days after the giving of the notice of breach, the non- breaching party may terminate this Agreement immediately upon further written notice. Notwithstanding the termination of this Agreement, any claims of the parties arising under this Agreement prior to such termination will survive such termination.

         b) BANKRUPTCY. In the event that either party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within sixty (60) days after filing) or is placed in a receivership or reorganization proceeding or is placed in a trusteeship involving an insolvency, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective immediately upon mailing.

         c) Upon termination, each party shall return to the other all deliverables provided by that party under this Agreement, together with all copies thereof, whether electronic, hard copy or otherwise.

8. Termination will not remove the responsibility of each party to the Agreement for honoring existing commitments, which have already been established in respect of previously executed arrangements for a period of 1 year from the date of termination.

PROPRIETARY RIGHTS
9. Any products and/or services (and the Intellectual Property Rights therein, specifically including source and object code) and the Marks are and will remain the sole and exclusive property of the presenting party. Each Party's rights under this subsection include, but are not limited to: (i) all copies of the products and/or services, in whole and in part; (ii)Marks; (iii) all Intellectual Property Rights in the products and/or services; and (iii) all modifications to, and derivative works based upon, the products and/or services. Each Party reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation the Marks and of its Intellectual Property Rights in the products and/or services.




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GENERAL PROVISIONS

NON-DISCLOSURE AND NON-CIRCUMVENTION
10. The parties are willing to introduce third parties and disclose to each other, certain proprietary information relative to target clients and projects and the parties are willing to receive and use such information under the terms and conditions set forth in this Agreement. The parties shall treat as confidential and shall not use (except for purposes of this Agreement or with the written permission of each other) nor disclose to others any Proprietary Information provided by each other or Associates introduced under this Agreement and shall take, and be responsible for, all reasonable precautions to prevent the unauthorized disclosure of such Proprietary Information to others.

11. "Proprietary information" means all introduced third parties, information and data known to the parties relating to a project. The parties agree that any of the introductions, business development and marketing concepts and ideas to which they are introduced by each other or Associates are the sole property of the introducing party or its Associates and cannot be utilized, copied or adapted by the receiving party for a period of two years after the termination of this Agreement.

12.      This confidentiality shall apply to:
         a) all transactions originated during the term of this agreement, and
         b) all subsequent transactions which are follow-up, repeat, extended or renegotiated transactions originated during the term(s) of this Agreement.

INDEPENDENCE OF ACTION
13. The parties to this Agreement are independent contractors. There is no relationship of partnership, employment, between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent. This Agreement is not to be construed in such a way as to restrict the independent conduct of business by the parties to this Agreement with any client or potential Client.

INDEMNITIES
14. The parties will indemnify and hold each other harmless including subsidiaries and affiliates and their respective officers, directors, employees or agents from and against any and all claims, demands, losses, liabilities, damages, judgments and expenses, including without limitation legal fees on a solicitor and client basis, which are incurred as a result of any breach of this Agreement; provided, however, that each Party shall be permitted to control the defense of any claim, action, suit or proceedings based on any such allegation.

DISCLAIMER OF LIABILITY
15. Subject only to each party's respective obligation of indemnity, neither party shall be
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         liable to the other party or to any third party for any punitive, exemplary or aggravated damages, any incidental, special or consequential damages, loss of profits or revenue, or interruption of business in any way arising out of or related to this Agreement, regardless of the form of action, whether in contract, tort, (including negligence), strict product liability or otherwise, even if any representative of the party has been advised of the possibility of such damages.

ARBITRATION
16. This Agreement shall be governed by the laws of the Province of Ontario and of Canada. Any disputes or claims relating to this Agreement which are not settled first by arbitration in accordance with the Commercial Arbitration Act of Canada may be entered in any court having jurisdiction. Tengtu and CET agree that if there are any penalties that an injunction shall be lodged against the other to freeze all client and/or project related funds until satisfaction of fees, with penalties paid and any awards will include all court costs, legal fees and other charges deemed fair and reasonable by the arbitrator(s) for business conducted under this Agreement.

ASSIGNMENT
17. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, except to an affiliate or majority-owned subsidiary or with the other party's prior written consent, which shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent will be null and void.

SEVERABILITY
18. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

NOTICES
19. Any notice or reports required or permitted to be given under this Agreement shall be given in writing and shall be delivered by facsimile transmission (receipt confirmed) or by certified or registered mail, postage prepaid, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail or upon acknowledgment of receipt of facsimile transmission. Notices shall be sent to the parties to this Agreement at the address set forth below or such other address as either party may specify in writing.

ENTIRE AGREEMENT
20. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter indicated above and its terms may not be changed or modified
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         except as agreed in writing by both parties.

This Agreement has been signed in duplicate this 17 day of January 2001 at Mississauga, Ontario by duly authorized officers representing each party.

TENGTU INTERNATIONAL CORPORATION          CENTRE FOR EDUCATION AND TRAINING
                                          2 Robert Speck Parkway, Suite 300
                                          Mississauga, ON L4Z 1H8

-----------------------------             ------------------------------
(Signature)                               (Signature)
Pak Cheung

CHAIRMAN & CEO                            CHIEF EXECUTIVE OFFICER
--------------------------------          --------------------------------------

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